As filed with the Securities and Exchange Commission on April 19, 1999
                                                      Registration No. 333-73345

================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                 --------------

                                 TEKTRONIX, INC.
             (Exact name of Registrant as specified in its charter)

         OREGON                                           93-034990
        (State of                                       (IRS Employer
      Incorporation)                                 Identification Number)

                               26600 S.W. Parkway,
                         Wilsonville, Oregon 97070-1000
              (Address of Registrant's principal executive office)

       Registrant's telephone number, including area code: (503) 627-7111

                                 JAMES F. DALTON
                       Vice President and General Counsel
                               26600 S.W. Parkway
                         Wilsonville, Oregon 97070-1000
                               Tel: (503) 685-4234
            (Name, address and telephone number of agent for service)

                                 --------------

                                   Copies to:

                               MARGARET HILL NOTO
                                 STOEL RIVES LLP
                              900 S.W. Fifth Avenue
                             Portland, Oregon 97204
                              Tel: (503) 294-9348

                                 --------------

        Approximate date of commencement of proposed sale to the public:

   From time to time after the effective date of this Registration Statement.

                                 --------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

   Prospectus


                                 TEKTRONIX, INC.

                                  $300,000,000
                                 Debt Securities
                                and Common Shares

                                 --------------

     Tektronix, Inc. may offer from time to time:

          o Debt securities, consisting of notes, debentures or other evidences of indebtedness, including indebtedness convertible into equity securities, in one or more series, and

          o    Common shares

     We refer to our debt securities and common shares in this prospectus as the "securities." We will offer the securities at an aggregate initial offering price of up to $300,000,000 at prices and on terms that we will determine based on market conditions at the time of sale. We will describe the terms of the securities in one or more prospectus supplements.

     Tektronix' common shares are listed on the New York Stock Exchange under the symbol "TEK."

                                 --------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 --------------

     This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities.

                             ________________, 1999

                                 About Tektronix

     Tektronix manufactures or distributes electronic products within three broad groups: measurement, color printing and imaging, and video and networking.

     Measurement products include a broad range of instruments designed to allow an engineer or technician to view, measure, test or calibrate electrical circuits, mechanical motion, sound or radio waves. These products include:

     o Oscilloscopes, which produce on a television-like screen a visual representation of the electrical or other signal that is being measured. For example, an oscilloscope can be used by an engineer or technician to troubleshoot electrical circuits.

     o Logic analyzers, which are also like oscilloscopes, but are designed to specifically test computer related products that contain circuits with built-in "logic" functions. For example, a logic analyzer can be used by an electrical design engineer to design and develop a computer chip or a disk drive.

     o Signal source equipment, including arbitrary waveform generators and logic sources. Arbitrary wave form generators incorporate features that are used, for example, in disk drive testing, automotive anti-lock brakes and engine control, communications testing, biomedical simulations, and many other applications. Logic sources are indispensable engineering tools for creating complex logic input, including precisely controlled errors or distortions, to test and improve the performance of digital integrated circuits or systems.

     o A full range of hand-held electronic measurement instruments, including multi-meters and the TekScope hand held oscilloscope and multimeter combination.

     o Communications test equipment used by communications companies to test radio frequencies and complex networks, including television cable and optical networks, Integrated Services Digital Network (ISDN) and Digital Subscriber Line (DSL) network services for high-speed Internet, remote networks, and interactive video including movies-on-demand and video conferencing. Products include cable testers, spectrum analyzers, power meters, network analyzers and monitors, wireless communication test instruments, and photonic and broadband test products.

     o Television test equipment, used by the television industry to test and measure signals produced throughout the production and delivery process. Products include video measurement sets, signal generators and monitors, Moving Picture Expert Group (MPEG) video compression test instruments, picture quality analysis systems, radio frequency, audio and cable test equipment.

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
     o Measurement devices contained on printed circuit boards which are plugged into other machines and controlled by computers, to form a custom measurement solution for repetitive tasks. These are commonly referred to as VXI card products, and are primarily used in industrial applications. For example, VXI card products could be used by a manufacturer of electronic circuit boards to rapidly test boards on the manufacturing floor, or by flightline support personnel to test aircraft instruments.

     o Other test and measurement equipment, including general-purpose bench instruments and curve tracers, used in a wide variety of applications by electronic design engineers, technicians, and students.

     Color printing and imaging products include a comprehensive line of network capable color printers and supplies:

     o For the office environment, the Phaser 740 and 780 color laser printer and the Phaser 840 solid ink color printer. The 740L is a color-capable laser printer, allowing upgrade from monochrome to color.

     o For design and publishing applications, the Phaser 300X and 380 solid ink color printers.

     o Related supplies, including solid inks, transparencies, and laser toner cartridges.

     Video and networking products include:

     o Video distribution products covering multiple video formats used by the broadcast industry in standard and high definition television, including master control switchers and routing and control systems.

     o Video production products used by broadcasters and their production artists for live broadcast, mobile news, sports production and post-production applications, including video production switchers and video editing and special effects tools.

     o Video storage products used by broadcasters, including the Profile line of video servers.

     o Video telecommunications products, grouped within Tektronix' VideoTele.com business unit, to address the growing need to manage the transmission, storage and distribution of video over networks. VideoTele.com provides high-quality streaming video products to network, telecommunications and broadcast service providers who deploy broadcast-quality video through their standard network infrastructure for remote video collaboration and video trunking. VideoTele.com's products are used in schools, health care, government agencies, television broadcasting and other businesses. Products include scheduling, control and

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
          server software for remote video collaboration applications, video "edge" devices for compression and decompression of video signals, network switchers and interface cards, and video transmission products.

     o Newsroom automation products. These products are primarily manufactured by Avstar Systems LLC, and distributed exclusively by Tektronix. Avstar is owned equally by Tektronix and Avid Technology, Inc.

     Tektronix is an Oregon corporation organized in 1946. The mailing address for our executive offices is P.O. Box 1000, Wilsonville, Oregon 97070, and our telephone number is (503) 627-7111.


                      Where You Can Find More Information -
                 Incorporation of Certain Documents by Reference


     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. We have filed with the SEC a registration statement under the Securities Act of 1933 for the securities offered by this prospectus. For further information, you should refer to the registration statement and its exhibits. You can inspect and copy our reports, proxy statements, the registration statement and other information filed with the SEC at the offices of the SEC's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet Website at http://www.sec.gov/ where you can obtain some of our SEC filings. In addition, you can inspect our reports, proxy materials and other information at the offices of the New York Stock Exchange, on which our common shares are listed, at 20 Broad Street, New York, N.Y.

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means we can disclose information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. We are incorporating by reference in this prospectus the following documents filed with the SEC under the Exchange Act:

     o    Our Annual Report on Form 10-K for the year ended May 30, 1998; and

     o Our Quarterly Reports on Form 10-Q for the quarters ended August 29, 1998, November 28, 1998 and February 27, 1999.

     o The description of our common shares contained in our registration statement under the Exchange Act, including any amendment or report updating the description.

     In addition, we incorporate by reference all documents we will file with the SEC in the future under Sections 13, 14 or 15(d) of the Exchange Act until the termination of this offering. We refer to these documents, and the documents listed above, in this prospectus as "incorporated documents." The documents listed above or later filed by us under Section 13 or 14 of the Exchange Act prior to the filing of our Annual Report on Form 10-K for the current fiscal year with the SEC will not be considered incorporated documents or be incorporated by reference in this prospectus after filing of that Annual Report on Form 10-K. You should consider all incorporated documents a part of this prospectus.

     We may provide information in an accompanying prospectus supplement or in a subsequently filed incorporated document that modifies or takes the place of the statements made in an incorporated document. If we have provided information to modify or take the place of such statements, you should not consider the original statement, except as modified or superseded, a part of this prospectus. Information we file with the SEC in the future will automatically update and take the place of the information that is incorporated by reference.

     The information relating to Tektronix contained in this prospectus is not comprehensive and you should read it together with the information contained in the incorporated documents. You should rely only on the incorporated documents and information provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information.

     You may request, without charge, a copy of any incorporated document, excluding exhibits, unless we have specifically incorporated an exhibit in an incorporated document. You may make your request by writing or telephoning us at our principal executive offices at the following address:


          Tektronix, Inc.
          P.O. Box 1000
          Wilsonville, Oregon 97070-1000
          Attention: E. Scott Hildebrandt, Vice President and Treasurer Telephone (503) 627-7111

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

                                 Use of Proceeds

     Unless we state otherwise in the prospectus supplement, we will use the net proceeds from the sale of the securities to repay a portion of our indebtedness at the time of issuance of the securities and for other general corporate purposes.

                       Ratio of Earnings to Fixed Charges

     Tektronix' ratio of earnings to fixed charges for the nine months ended February 27, 1999 and each of the last five fiscal years were as follows:

                                                                                Nine Months
                                                                                   Ended
                                            1994   1995   1996   1997   1998   Feb. 27, 1999
                                            ----   ----   ----   ----   ----   -------------
Ratio of earnings to fixed charges .........4.98   5.71   6.41   7.97   6.45       -- (1)

--------------

(1)  Earnings were inadequate to cover fixed charges for the nine months ended
     February 27, 1999. The dollar amount of the coverage deficiency was $111,810, due primarily to restructuring charges.

For the purpose of computing these ratios, "earnings" represents the aggregate of (1) income before income taxes and extraordinary items and (2) fixed charges. "Fixed charges" represents (1) consolidated interest charges, (2) the amortization of debt discount and expense and premium on indebtedness and (3) any portion of rents representative of an interest factor.

                         Description of Debt Securities

     Tektronix will issue the debt securities under an indenture, dated November 16, 1987, which was amended by a First Supplemental Indenture between Tektronix and Citibank, N.A., as successor trustee. We refer to this indenture in this prospectus as the "Indenture." The statements under this caption are brief summaries of provisions of the Indenture. The following summary of the Indenture is not a complete restatement of the Indenture. We urge you to read the Indenture, a copy of which is filed as an exhibit to the registration statement. In the following description we refer to and have incorporated by reference specific sections of the Indenture and terms that are defined in the Indenture. We may also reference sections or terms in the Indenture in a prospectus supplement. You can use these references to refer easily to these provisions.

     We may issue the debt securities from time to time in one or more series. This prospectus, together with a prospectus supplement, will describe the material terms of a particular series of debt securities.

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
General

     We will limit the debt securities offered by this prospectus to $300,000,000 aggregate principal amount, unless the securities are denominated in a foreign currency or are issued at an original discount. If we issue any debt securities at an original issue discount or in a foreign currency, the aggregate principal amount may be a greater amount that results in gross proceeds of $300,000,000 to us. The Indenture does not limit the aggregate amount of debt securities that we may issue. Accordingly, we may issue debt securities under the Indenture in separate series up to the aggregate amount that we authorize for each series.

     The debt securities will be unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. At February 27, 1999, Tektronix had approximately $150,000,000 of unsecured and unsubordinated long-term indebtedness.

     We will describe the following terms of the offered debt securities, to the extent applicable, in any prospectus supplement:

     o    the title;

     o    any rights of holders to convert or exchange the debt securities;

     o    any limit on the aggregate principal amount;

     o    the date the principal is payable;

     o    the interest rate and the date from which interest accrues;

     o the interest payment dates and the record date for any interest payable;

     o    the method of determining the interest rate, if it may be adjusted;

     o whether debt securities will be represented by a registered global security as described below under "Global Securities" or by certificates issued in definitive form;

     o the places where the principal , premium, and interest will be payable;

     o the places where debt securities may be presented for registration of transfer or exchange;

     o    the places where notices and demands to or on us may be made;

     o any periods, prices, and terms and conditions for redemptions at our option;

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
     o any obligation to redeem, purchase or repay debt securities under any sinking fund or similar provisions or at the option of a holder and the period, price and terms and conditions for redemption, purchase or repayment;

     o the denominations of issuance if other than $1,000 and any integral multiple of that denomination;

     o any change to any event of default or any of our covenants in the Indenture;

     o any index used to determine the principal and premium amount of payments and the manner of determining the amounts;

     o if other than the full principal amount, the portion of the principal amount payable upon declaration of acceleration of the stated maturity;

     o the dates that lists of holders of original issue discount securities are to be furnished to the trustee;

     o the currency in which the principal, premium or interest will be payable, if other than the currency of the United States of America; and

     o    any other terms consistent with the provisions of the Indenture.

     These provisions are described in Section 301 of the Indenture.

     We may issue debt securities as original issue discount securities to be sold at a substantial discount below their principal amount. We will describe special United States federal income tax considerations applicable to any debt securities issued at an original issue discount in a prospectus supplement.


Denominations, Registration and Transfer


     We will issue debt securities only in registered form, without coupons, in denominations specified in the prospectus supplement for the debt securities. Except as described below under the heading "Global Securities," a holder of debt securities will be able to exchange debt securities of any series for other debt securities of the same series of any authorized denominations and of a comparable aggregate principal amount and tenor. These provisions are described in Section 305 of the Indenture.

     Holders may present debt securities for exchange as provided above. Except as described under "Global Securities," holders may present debt securities for registration of transfer at the office of the security registrar or at the office of any transfer agent that we designate for that purpose for any series of debt securities without service charge. A holder must present a satisfactory written transfer document and pay any taxes and other governmental charges described in the Indenture. The security registrar or the transfer agent will carry out the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

     We have initially appointed the trustee as security registrar. We may designate any other transfer agents, in addition to the security registrar, for any series of debt securities in a prospectus supplement. We may also at any time rescind the designation of any transfer agent or approve a change in transfer agent locations, provided that we maintain a transfer agent in each place of payment for the series. We may at any time designate additional transfer agents for any series of debt securities. These provisions are described in Sections 305 and 1002 of the Indenture.

     If we redeem any debt securities, we are not required to:

     o issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day the relevant notice of redemption is mailed, or

     o register the transfer of or exchange all or a portion of any debt security called for redemption, except the unredeemed portion of any debt security being redeemed in part.

     These provisions are described in Section 305 of the Indenture.


Conversion Rights


     Debt securities may be convertible into or exchangeable for our common shares or another security. If this is the case, we will describe in a prospectus supplement the applicable terms of conversion or exchange, including:

     o the conversion price or exchange ratio, or the method of calculating the price or ratio;

     o the conversion or exchange period, or the method of determining the period;

     o whether conversion or exchange will be mandatory, or at our option or the option of the holder;

     o    provisions for adjustment of the conversion price or exchange ratio;
          and

     o provisions affecting conversion or exchange if debt securities are redeemed.

Global Securities


     We may issue debt securities of a series as one or more fully registered global securities. A registered global security will:

     o be deposited with a depositary, or with a nominee for a depositary identified in the prospectus supplement;

     o    be registered in the name of the depositary or its nominee; and

     o be issued in aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series represented by the registered global securities.

     A registered global security, if not exchanged in whole for debt securities in definitive registered form, may not be transferred except as a whole:

     o among the depositary for the registered global security and its nominees; or

     o among the depositary or its nominees and successors to the depositary or nominees of those successors.

     We will describe the specific terms of the depositary arrangement for any portion of a series of debt securities to be represented by a registered global security in a prospectus supplement. We anticipate that the provisions described below will apply to all depositary arrangements.

     Only participants that have accounts with the depositary for the registered global security or persons that hold interests through participants may own beneficial interests in a registered global security. Upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants' accounts with the principal amounts of the debt securities represented by the registered global security that they beneficially own. Any dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited.

     Records maintained by the depositary for the registered global security and the records of participants will show ownership of beneficial interests in the registered global security. Ownership interests will be transferred only through such records. The laws of some states may require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to own, transfer or pledge beneficial interests in registered global securities.

     So long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for

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
all purposes under the Indenture. Except as described below, owners of beneficial interests in a registered global security:

     o will not be entitled to have the debt securities represented by such registered global security registered in their names;

     o will not receive or be entitled to receive physical delivery of the debt securities in definitive form; and

     o will not be considered the owners or holders of the debt securities under the Indenture.

     Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the Indenture. We understand that, under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to take any action permitted under the Indenture, then:

     o the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to take such action; and

     o the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act on the instructions of those beneficial owners.

     As the registered owner of a registered global security, the depositary or its nominee will receive any principal, premium and interest payments on debt securities represented by a registered global security. We and the trustee, and any other agent of ours or of the trustee, will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such registered global security, or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

     We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payment of principal, premium or interest will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the depositary's records. We also expect that payments by participants to owners of beneficial interests in the registered global security held through the participants will be governed by standing customer instructions and customary practices, as is now the case with securities registered in "street name." These payments will be the responsibility of such participants.

     We will issue debt securities in definitive form in exchange for a registered global security if:

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
     o the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and within 90 days we do not appoint a successor depositary registered as a clearing agency under the Exchange Act, or

     o we, at any time and in our sole discretion, determine not to have any of the debt securities of a series represented by registered global securities.

     Any debt securities issued in definitive form in exchange for a registered global security will be registered in the names provided by the depositary to the trustee.


Payment and Paying Agents


     Unless we state otherwise in an applicable prospectus supplement, we will cause payment of any principal, premium and interest on debt securities to be made at the office of the paying agents that we have designated. At our option, interest may be paid:

     o by check mailed to the person entitled to the interest at the address listed in the security register or

     o by transfer to an account of the person entitled to the interest specified in the security register, provided that proper transfer instructions have been received by the regular record date.

These provisions are described in Sections 101, 307 and 1002 of the Indenture.

     Unless we state otherwise in an applicable prospectus supplement, payment of any installment of interest on debt securities will be made to the person in whose name the debt security is registered at the close of business on the regular record date for that interest, except in the case of Interest that was not paid or provided when due. These provisions are described in Section 307 of the Indenture.

     Unless we state otherwise in an applicable prospectus supplement, the principal office of the trustee in New York City will be our sole paying agent for payments related to debt securities. At any time we may designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. We are required to maintain a paying agent in each place of payment for each series of debt securities. These provisions are described in Section 1002 of the Indenture.

     Any money that we have paid to a paying agent for the payment of any principal, premium, or interest on any debt security which is unclaimed at the end of two years after it became due will be repaid to us. After that time the holder of that debt security will look only to us for payment as a general unsecured creditor. These provisions are described in Section 1003.

Limitations and Restrictions

     Definitions Applicable to Limitations. The following definitions apply to terms used in the summary of restrictions and limitations below. These definitions are described in more detail in Section 101 of the Indenture.

     o The term "Subsidiary" means a corporation whose voting stock is majority owned by us, either directly or indirectly.

     o    The term "Restricted Subsidiary" means:

          (1)  any Subsidiary in existence on the date of the Indenture,

          (2) any Subsidiary acquired or organized after that date unless it is designated by the Board of Directors as an Unrestricted Subsidiary, and

          (3)  any successor to any Restricted Subsidiary.

          The Board of Directors may change the designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary if afterwards we would not be in violation of any covenant or agreement in the Indenture and there is no event of default under the Indenture.

     o The term "Principal Domestic Operating Property" means any land or any facility, together with fixtures, located in the United States, owned or leased by us or any Restricted Subsidiary and having a gross book value in excess of 2% of Consolidated Net Tangible Assets. This does not include any part of that land or facility that, in the opinion of our Board of Directors, is not of material importance to our total business.

     o The term "Consolidated Net Tangible Assets" means our total assets and those of our Subsidiaries, including investments in Subsidiaries and joint ventures after deducting:

          (1) all current liabilities, excluding any current liabilities constituting Funded Debt, as defined in Section 101 of the Indenture, by reason of being renewable or extendable at our option;

          (2) all goodwill, trade names, trademarks, patents, organization expenses and other similar intangibles; and

          (3) assets of Unrestricted Subsidiaries otherwise included in this definition, all as shown on our most recent consolidated quarterly balance sheet, prepared in accordance with generally accepted accounting principles.

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
     o The term "Secured Debt" means indebtedness of ours and of Restricted Subsidiaries for money borrowed that is secured by an encumbrance on:

          (1) any Principal Domestic Operating Property of ours or of any Restricted Subsidiary, or

          (2)  any shares of stock or indebtedness of any Restricted Subsidiary.

     Limitations on Liens. We will not, and will not permit any Restricted Subsidiary to, create, assume or guarantee any Secured Debt without securing the debt securities equally and ratably with such Secured Debt. We will make similar provisions to secure any other indebtedness or guarantees of indebtedness of ours or the Restricted Subsidiary entitled to the benefit of a similar agreement.

This covenant does not apply to debt secured by:

     o some encumbrances created in connection with the acquisition or construction of property by us or a Restricted Subsidiary ;

     o some mortgages on our property or that of a Restricted Subsidiary on which new plants are constructed if, in the opinion of our president or chief financial officer, the property was substantially unimproved for its intended use prior to the construction;

     o encumbrances on property existing at the time of its acquisition, whether or not assumed by us or a Restricted Subsidiary;

     o encumbrances on property, shares of stock or indebtedness of any corporation existing at the time the corporation becomes a Restricted Subsidiary;

     o    encumbrances on property of a corporation existing:

          (1) at the time the corporation is merged into or consolidated with us or a Restricted Subsidiary or

          (2) at the time we or a Restricted Subsidiary acquires substantially all of the properties of a corporation or firm by purchase, lease or other means;

     o mortgages on our property or that of a Restricted Subsidiary in favor of the United States of America or any state of the United States, or in favor of any other country, or any agency, instrumentality or political subdivision to:

          (1)  secure some payments under any contract or statute or

          (2) secure indebtedness incurred for the purpose of financing the purchase price or the cost of construction of the property covered by those mortgages; or

     o any extensions, renewals or replacements of any encumbrance referred to in this listing.

     Without securing the debt securities we and one or more Restricted Subsidiaries may issue or become responsible for Secured Debt that would otherwise be covered by the restrictions described above, if, after doing so, the aggregate amount of that type of Secured Debt outstanding and the aggregate "value" of sale and leaseback transactions at the time does not exceed 10% of Consolidated Net Tangible Assets. The aggregate "value" of sale and leaseback transactions will not include transactions where the indebtedness has been retired as described in the next paragraph. As used in this paragraph, "value" means the greater of either (1) the net proceeds of the sale of the property involved in the sale and leaseback transaction or (2) the fair value of that property determined by our Board of Directors, in each case divided first by the number of full years in the term of the lease and then multiplied by the number of full years of the term remaining at the time of determination. These provisions are described in Sections 101 and 1007 of the Indenture.

     Limitations on Sale and Leaseback Transactions. Sale and leaseback transactions by us or any Restricted Subsidiary of any Principal Domestic Operating Property are prohibited unless:

     o the property involved is property that could be mortgaged without equally and ratably securing the debt securities or

     o an amount equal to the proceeds of sale or the fair value of the property sold, whichever is higher, is applied to the retirement of Funded Debt.

         These provisions are described in Sections 101 and 1008.


Defeasance


     We may discharge our indebtedness and a number of our obligations under the Indenture related to a series by depositing funds or U.S. government obligations with the trustee.

     Defeasance and Discharge. Under the Indenture we will be discharged from our obligations described under the caption "Limitations and Restrictions" and some other obligations related to the debt securities of any series if we deposit with the trustee money or specified U.S. government obligations sufficient to pay the principal, any premium, interest, and any sinking fund payments on the debt securities of the series on the stated maturity of the payments as required by the Indenture and debt securities. These provisions of the Indenture, however, do not permit us to discharge some obligations. These include obligations:

     o to make payments on debt securities in accordance with the terms of the series;

     o    to exchange debt securities;

     o    to register transfer or exchange of debt securities;

     o    to replace stolen, lost or mutilated debt securities; or

     o    to maintain paying agencies.

We may establish this kind of trust only if a number of conditions are met, including:

     o we have caused to be paid all other sums payable with respect to the debt securities of the series;

     o the deposit will not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument that we are a party to or bound by;

     o there is no continuing event of default or event which with the giving of notice or lapse of time, or both, would become an event of default with respect to the debt securities on the date of the deposit;

     o the debt securities of the series, if listed on any national securities exchange, will in the opinion of counsel not be delisted as a result of the deposit, defeasance and discharge;

     o we have delivered to the trustee an opinion of counsel that the holders of debt securities of the series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge and will be responsible for federal income tax on the same amount and in the same manner and at the same times, as they would have been if the deposit, defeasance and discharge had not occurred; and

     o we have delivered to the trustee an officers certificate and an opinion of counsel for a number of other matters.

     In addition, we can elect to fulfill all of our obligations to cause the principal of, and any premium, and interest on a series of debt securities to be paid if:

     o    we discharge our obligations under the Indenture, as described above;

     o there has been no event of default or event which with the giving of notice or lapse of time, or both, would become an event of default for the series at any time during the period ending on the 91st day after the date of the deposit; and

     o we deliver to the trustee an officers certificate and opinion of counsel regarding a number of matters.

     If there is a defeasance and discharge of debt securities of the series, holders of debt securities of that series would be able to look only to the trust fund for payment of any principal, premium, and interest on their debt securities. These provisions are described in Section 403 of the Indenture.


Events of Default


     Any of the following events will constitute an event of default under the Indenture for any series of debt securities:

     o failure to pay for a period of 30 days any interest on any debt security of that series when due;

     o failure to pay principal of or any premium on any debt security of that series when due;

     o failure to deposit any sinking fund payment, when due, for any debt security of that series;

     o failure to perform any of our other covenants in the Indenture for the benefit of that series, continued for 60 days after written notice as provided in the Indenture;

     o    events in bankruptcy, insolvency or reorganization involving us;

     o default under any loan agreement, note, indenture or similar debt agreement that causes acceleration of the maturity of a principal amount in excess of $10,000,000 and that has not been remedied or that has not been waived by the holders of that indebtedness; and

     o any other event of default provided for that series of debt securities.

     These provisions describing events of default are described in Section 501 of the Indenture.

     If an event of default with respect to an outstanding series of debt securities occurs and is continuing, either the trustee or holders of at least 25% in aggregate principal amount of the outstanding securities of that series may declare the principal amount of all the debt securities of that series and accrued interest due and payable immediately. The percentage holdings required to accelerate original issue discount securities, however, may be different and will be specified in the terms of that series. At any time after the trustee or holders properly declare the acceleration of any series of debt securities, but before a judgment or decree for payment of money has been obtained by the trustee, the holders of a majority in aggregate principal amount of the outstanding securities of that series may rescind and annul the acceleration, in accordance with conditions described in Section 502 of the Indenture.

     The Indenture provides that the trustee generally will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless the holders provide the trustee with reasonable indemnity. These provisions are described in Sections 601 and 603 of the Indenture. If the holders provide reasonable indemnification, the holders of a majority in aggregate principal amount of the outstanding securities of any series will have the right to direct the time, method and place for the trustee to conduct any proceeding for any remedy available to the trustee, or to exercise any trust or power conferred on the trustee, related to the series of debt securities, unless the trustee determines that the action specified conflicts with any rule of law or the Indenture or would be unduly prejudicial to the interests of other holders of the debt securities. These provisions are described in Section 512 of the Indenture. The trustee must act with an appropriate standard of care during a default.

     Each year we will be required to give the trustee a certificate stating whether or not we are in default under the Indenture. If we are in default, we must describe all defaults in the certificate. These provisions are described in
Section 1010 of the Indenture.


Modification and Waiver


     Generally, we and the trustee can modify and amend the Indenture with the consent of the holders of at least 66b% in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment. Without the consent of the holder of each outstanding security affected, however, no modification or amendment may:

     o change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

     o reduce the principal amount of or premium or interest on any debt security;

     o reduce the amount of principal of an original issue discount security payable upon acceleration of its maturity;

     o adversely affect any right of repayment or repurchase at the option of the holder;

     o change the coin or currency in which any debt security or any premium or interest is payable;

     o impair the right to institute suit for the enforcement of any debt security payment;

     o reduce the percentage principal amount of outstanding securities of any series needed for consent to modification or amendment of the Indenture;

     o reduce the percentage principal amount of outstanding securities of any series needed for waiver of compliance with some provisions of the Indenture or for waiver of some defaults;

     o change any of our obligations to maintain an office or agency in the places and for the purposes required by the Indenture; or

     o    modify any of the above provisions.

     These provisions regarding modification and waiver are described in Section 902 of the Indenture.

     The holders of at least 66b% in aggregate principal amount of the outstanding securities of each series may, on behalf of the holders of all the debt securities of that series, waive, for that series, our compliance with certain restrictive provisions of the Indenture. This provision is described in
Section 1011 of the Indenture.

     The holders of at least a majority in aggregate principal amount of the outstanding securities of each series may, on behalf of all holders of debt securities of that series, waive any past default under the Indenture for debt securities of that series, except a default:

     o in the payment of any principal, premium or interest on any debt securities of that series or

     o under a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding security of the series affected.

     These provisions are described in Section 513 of the Indenture.


Consolidation, Merger and Sale of Assets


     The Indenture does not provide holders of debt securities protection if we are involved in a change of control, highly leveraged transaction, reorganization, restructuring, merger or similar transaction that may adversely affect holders of the debt securities.

     Without the consent of the holders of any of the outstanding securities under the Indenture, we may (1) consolidate or merge with or into, or transfer or lease substantially all of our property or assets to, any entity organized under the laws of any domestic jurisdiction, or (2) permit any person to consolidate with or merge into us or convey, transfer or lease substantially all of its properties and assets to us, if:

     o any successor assumes our obligations on the debt securities and under the Indenture;

     o after the transaction there is no event of default, and no event which, after notice or lapse of time, would become an event of default;

     o we deliver to the trustee an officers certificate and an opinion of counsel that the merger, consolidation or transfer complies with the Indenture; and

     o    a number of other conditions are met.

These provisions are described in Section 801 of the Indenture.

     Under the Indenture, we may not engage in a merger or consolidation with, or transfer substantially all of our assets to, another corporation with any obligations secured by a mortgage if any Principal Domestic Operating Property owned by us would become covered by that mortgage lien, unless:

     o we would be entitled to incur Secured Debt equal to the amount of debt secured by such mortgage without equally and ratably securing the debt securities under the provisions described above under " Limitations and Restrictions -- Limitations on Liens" or

     o the debt securities are secured by a direct lien upon all such Principal Domestic Operating Property, prior in rank to all liens other than any existing up to that time, under applicable priorities of payment.

These provisions are described in Section 803 of the Indenture.


Notices


     Except as described in the Indenture, notices to holders of debt securities will be given by mail to the addresses of holders as they appear in the security register. These provisions are described in Section 106 of the Indenture.


Regarding the Trustee


     We have general banking and credit relationships with the trustee. The trustee is the agent and a member of a syndicate of banks for two of our credit facilities aggregating $150,000,000. In addition, the trustee is trustee under the Indenture for $150,000,000 aggregate principal amount of our indebtedness.

                     Description of Tektronix Capital Stock

     Our authorized capital stock consists of:

     o    200 million common shares, without par value, and

     o    1 million preferred shares, without par value.

Tektronix Common Shares

     As of February 27, 1999, 46,868,738 shares of common shares were outstanding and held by approximately 3,884 record holders and no preferred shares were outstanding.

     Holders of our common shares are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Upon the liquidation, dissolution or winding up of Tektronix, the holders of our common shares are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and following the satisfaction of the prior rights of any of our then outstanding preferred shares. Holders of our common shares have no preemptive, subscription, redemption, conversion or sinking fund rights. Our outstanding common shares are fully paid and nonassessable. The rights, preferences and privileges of holders of our common shares may be inferior to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred shares that we may designate and issue in the future.

Tektronix Preferred Shares

     Our Board of Directors is authorized, without further shareholder approval, to issue up to an aggregate of 1 million Tektronix preferred shares in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, liquidation preferences and the number of shares constituting any series. The issuance of preferred shares may have the effect of delaying, deferring or preventing a change of control of Tektronix. We have no present plans to issue any preferred shares.

Shareholder Rights Agreement and Fair Price Provisions

     In August 1990, our Board of Directors approved a shareholder rights agreement and declared a dividend of one right for each outstanding common share. Each right entitles the holder to purchase one one-thousandth of a share of Series A No Par preferred shares at an exercise price of $60, which may be adjusted. Generally, the rights become exercisable 10 days after a person or group acquires or commences a tender offer that would result in beneficial ownership of 20% or more of the common shares. In addition, the rights become exercisable if any party becomes the beneficial owner of 10% or more of the outstanding common shares and is determined by the Board of Directors to be an adverse party. Upon the occurrence of additional events specified in the shareholder rights agreement, each right would entitle its holder to purchase common shares of Tektronix or other property having a value of twice the right's exercise price. In some cases the rights entitle holders to acquire the securities of a potential acquiring company. The rights, which are not currently exercisable, expire in September 2000, but may be redeemed by action of the Board prior to that time, under circumstances specified in the shareholder rights agreement, for $0.01 per right.

     Our Restated Articles of Incorporation contain fair price provisions that generally require a vote of 80% of stockholders entitled to vote for the approval of certain transactions involving us and a "Related Person," or an entity controlled by or under common control with a Related Person. A Related Person is a party, which, together with its affiliates and associates, "Beneficially Owns" 20% or more of our outstanding voting shares. A Related Person is defined to include persons acting as a group. The transactions requiring an 80% vote include:

     o    mergers, consolidations and plans of exchange;

     o any sale, lease, exchange, transfer or disposition of 10% or more of our property or assets or those of the Related Person;

     o any recapitalization of Tektronix that increases voting power of the Related Person;

     o    any issuance, sale or exchange of securities to a Related Person; and

     o the liquidation, spinoff, split up or dissolution of Tektronix proposed on or on behalf of a Related Person.

The 80% voting requirement does not apply if:

     o the directors who are in place as of the time the fair price provision was adopted, or directors approved by a majority of those in place at the adoption, (1) approve, in advance, the acquisition of shares making the Related Person a Related Person, or (2) expressly approve of the business transaction in question;

     o the consideration received by shareholders in the transaction is not less than the highest price paid by the Related Person for any of its voting shares.

Oregon Control Share Act and Business Combination Act

     Publicly held corporations in Oregon are governed by the Oregon Control Share Act. The Control Share Act generally provides that a person (the "Acquiror") who acquires voting stock of an Oregon corporation in a transaction that results in the Acquiror holding more than 20%, 33 1/3% or 50% of the total voting power of a corporation (a "Control Share Acquisition") cannot vote the shares it acquires in the Control Share Acquisition ("control shares") unless voting rights are accorded to the control shares by (1) a majority of each voting group entitled to vote and (2) the holders of a majority of the outstanding voting shares, excluding the control shares held by the Acquiror and shares held by the corporation's officers and inside directors. The term "Acquiror" is broadly defined to include persons acting as a group.

     The Acquiror may, but is not required to, submit to the corporation a statement setting forth information about the Acquiror and its plans with respect to the corporation. The statement may also request that the corporation call a special meeting of shareholders to determine whether voting rights will be accorded to the control shares. If the Acquiror does not request a special meeting of shareholders, shareholders will consider the issue of voting rights of control shares at the next annual or special meeting of shareholders. If the Acquiror's control shares are provided voting rights and represent a majority or more of all voting power, shareholders who do not vote in favor of voting rights for the control shares will have the right to receive the appraised "fair value" of their shares, which may not be less than the highest price paid per share by the Acquiror for the control shares.

     Oregon corporations are also subject to the Oregon Business Combination Act. The Business Combination Act generally provides that if a person or entity acquires 15% or more of the voting stock of an Oregon corporation (an "Interested Shareholder"), the corporation and the Interested Shareholder, or any affiliated entity of the Interested Shareholder, may not engage in some business combination transactions for three years following the date the person became an Interested Shareholder. Business combination transactions for this purpose include:

     o    a merger or plan of share exchange;

     o any sale, lease, mortgage or other disposition of 10% or more of the assets of the corporation; and

     o some transactions that result in the issuance of capital stock of the corporation to the Interested Shareholder.

These restrictions do not apply if:

     o the Interested Shareholder, as a result of the transaction in which the person became an Interested Shareholder, owns at least 85% of the outstanding voting stock of the corporation disregarding shares owned by directors who are also officers and some employee benefit plans;

     o the board of directors approves the share acquisition or business combination before the Interested Shareholder acquires 15% or more of the corporation's voting stock; or

     o the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, disregarding shares owned by the Interested Shareholder approve the transaction after the Interested Shareholder acquires 15% or more of the corporation's voting stock.

                              Plan of Distribution

     We may sell debt securities:

     o    to one or more underwriters for public offering and sale by them;

     o    to investors directly; or

     o    to investors through agents.

     We will describe the method of distribution and will name any underwriter or agent involved in the offer and sale of debt securities in a prospectus supplement.

     We may offer and sell the debt securities at:

     o    fixed price or prices, which may be changed;

     o    prices related to market prices; or

     o    negotiated prices.

     We also may authorize underwriters acting as our agents to offer and sell the debt securities on the terms and conditions described in any prospectus supplement.

     In connection with the sale of debt securities, underwriting discounts or commissions may be considered compensation from us to the underwriters. Underwriters may also receive commissions from purchasers of securities for whom they act as agent. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they act as agent.

     We will describe in a prospectus supplement any underwriting compensation that we pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers.

     Under the Securities Act underwriters, dealers and agents participating in the distribution of the securities may be considered to be underwriters. As a result, any discounts and commissions they receive and any profit they realize on resale of the securities may be considered underwriting discounts and commissions.


     We may enter into agreements with underwriters, dealers and agents providing them indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and reimbursement for certain expenses.


     Underwriters or agents and their associates may be customers or creditors of, engage in transactions with and perform services for us and our affiliates in the regular course of business.

                                  Legal Matters

     Stoel Rives LLP of Portland, Oregon will pass upon the validity of the securities for Tektronix.

                                     Experts

     The financial statements incorporated in this prospectus by reference from Tektronix' Annual Report on Form 10-K for the year ended May 30, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

======================================    ======================================

You should rely only on the
information incorporated by reference
or provided in the prospectus or a
prospectus supplement. Tektronix has
not authorized anyone else to provide                   $300,000,000
you with different information.
Neither Tektronix, nor any other
person on behalf of Tektronix, is
making an offer to sell or soliciting                  TEKTRONIX, INC.
an offer to buy any of the securities
described in this prospectus or in a                   Debt Securities
prospectus supplement in any state
where the offer is not permitted by                     Common Shares
law. You should not assume that the
information in this prospectus or a
prospectus supplement is accurate as
of any date other than the date on the
front of the documents. There may have
been changes in the affairs of
Tektronix since the date of the
prospectus or a prospectus supplement.

               ----------

            TABLE OF CONTENTS

                                    Page
                                                          ----------

About Tektronix........................ 2                 Prospectus
Where You can find More Information
  -Incorporation of Certain Documents                     ----------
  by Reference........................ 4
Use of Proceeds....................... 5
Ratio of Earnings to Fixed Charges.... 6
Description of Debt Securities........ 6
Description of Tektronix Capital
  Stock...............................20
Plan of Distribution..................23           _____________ __, 1999
Legal Matters.........................24
Experts...............................24


======================================    ======================================

                 PART II
 INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

     Registration Fee -- Securities and Exchange Commission...$ 83,400
     Legal Fees and Expenses*................................. 150,000
     Blue Sky Fees and Expenses*..............................  10,000
     Accountants Fees and Expenses*...........................  50,000
     Trustee and Transfer Agent Fees*.........................   5,000
     Printing and Engraving*.................................. 100,000
     Debt Securities Rating Fee*.............................. 100,000
     Miscellaneous*...........................................  26,600
                                                              --------
          Total...............................................$525,000
                                                              ========

     --------------

     *Estimated

Item 15. Indemnification of Directors and Officers.


     The Oregon Business Corporation Act (the "Oregon Act") permits a corporation to include a provision in its articles of incorporation that eliminates personal liability of directors to the company and its shareholders for monetary damages for conduct as directors, except that no such provision may eliminate or limit a director's liability for (a) breach of the director's duty of loyalty to the company or its shareholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) an unlawful payment of a dividend or repurchase of stock or (d) any transaction from which the director derived an improper personal benefit. Tektronix' Restated Articles of Incorporation, as amended (the "Restated Articles"), limit the personal liability of directors to Tektronix and its shareholders for monetary damages for conduct as directors to the fullest extent permitted by the Oregon Act.

     The Oregon Act and Tektronix' Restated Articles and Bylaws, as amended (the "Bylaws"), contain provisions regarding indemnification of directors and officers. In addition, certain directors and officers have entered into indemnity agreements (the "Indemnity Agreements") with Tektronix. The general effect of the Oregon Act, the Restated Articles, the Bylaws and the Indemnity Agreements can be summarized as follows:


     (a) The Oregon Act provides that a director or officer who has been or is threatened to be made a defendant in a legal proceeding because that person is or was a director or officer of a corporation (1) shall be indemnified by the corporation for reasonable expenses of such litigation when the director or officer is wholly successful on the merits or otherwise, (2) may be indemnified by the corporation for expenses, judgments, fines, penalties and amounts paid in settlement of such litigation (other than a derivative suit), even if the director or officer is not successful on the merits or otherwise, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful) and (3) may be indemnified by the corporation for expenses of a derivative suit (a proceeding by or in the right of the corporation), even if the director or officer is not successful on the merits, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that the director or officer is not adjudged liable to the corporation. The indemnification described in clauses (2) and (3) above may be made only upon a determination by (a) a majority of a quorum of disinterested directors or a committee of disinterested directors, (b) independent legal counsel or (c) the shareholders that indemnification is proper because the applicable standard of conduct has been met. The Oregon Act authorizes the advancement of litigation expenses to a director or officer upon receipt of a written affirmation of the director's or officer's good faith belief that the standard of conduct has been met and an undertaking by such director or officer to repay such expenses if it is ultimately determined that he or she is not entitled to be indemnified. The Oregon Act authorizes a court to award additional indemnification. The Oregon Act also authorizes a corporation to provide officers' and directors' liability insurance and provides that statutory indemnification rights are not exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, board action, vote of shareholders or otherwise.


     (b) Tektronix' Restated Articles and Bylaws provide that Tektronix shall indemnify to the fullest extent then permitted by law a person who is made a party to an action, suit or proceeding, whether civil, criminal, administrative or otherwise (including a derivative action) because that person (1) is or was a director or officer of Tektronix or (2) is or was serving at the request of Tektronix as a director or officer of another corporation, partnership or enterprise. The indemnity shall extend to all expenses, amounts paid in settlement, judgments and fines incurred by the director or officer.

     (c) Tektronix has entered into Indemnity Agreements with certain directors and officers, which require Tektronix to indemnify the officer or director to the fullest extent permitted by law. The Indemnity Agreements also alter or clarify the statutory indemnity in the following respects, subject to specified exceptions: (1) indemnity is explicitly provided for settlements in derivative actions, (2) prompt indemnification is required unless a determination is made that the director or officer has not met the required standard, (3) indemnification is provided with respect to a proceeding involving a claim for breach of fiduciary duty and (4) prompt advancement of expenses is required upon receipt of an undertaking that the director or officer will repay such amounts if it is ultimately determined that he or she is not entitled to indemnification, unless a determination is made that the director or officer has not met the required standard.

     Tektronix has obtained insurance protecting officers and directors against certain liabilities which they may incur in their capacities as such.

Item 16.    Exhibits.


    *1      Form of Underwriting Agreement.

     4A Form of Indenture dated as of November 16, 1987 between Tektronix and Citibank, N.A., as successor Trustee. Incorporated by reference to Exhibit 4A of the registrant's registration statement on Form S-3, File No. 33-18658.

     4B Form of First Supplemental Indenture between Tektronix and Citibank, N.A., as successor Trustee. Incorporated by reference to Exhibit 4B of the registrant's registration statement on Form S-3, File No. 33-59648.

   **4C Instrument of Appointment and Acceptance of Successor Trustee, dated April 14, 1995 among Tektronix, First Trust of New York, N.A. and Citibank, N.A.

     4D Restated Articles of Incorporation, as amended, of Tektronix. Incorporated by reference to Exhibit (3) to Tektronix' Form 10-Q filed October 9, 1998 for the quarter ended August 28, 1998. SEC File No. 1-4837.

     4E Bylaws, as amended, of Tektronix. Incorporated by reference to Exhibit (3) to Tektronix' Form 10-Q filed April 5, 1996 for the 13 weeks ended February 25, 1995. SEC File No. 1-4837.

     4F Rights Agreement, dated August 16, 1990, between Tektronix and First Chicago Trust Company of New York. Incorporated by reference to Tektronix' Current Report on form 8-K dated August 16, 1990.

   **5      Opinion of Stoel Rives LLP.


     12     Statement of Computation of Ratios.


    *23A    Consent of Deloitte & Touche LLP.

   **23B    Consent of Stoel Rives LLP. (See Exhibit 5).

   **24     Powers of Attorney.

   **25     Statement of Eligibility of Trustee.


--------------

     * To be filed by amendment or under a Current Report on Form 8-K.


    ** Previously filed.

Item 17.  Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information as set forth in the registration statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilsonville, State of Oregon, on April 19, 1999.


                                       TEKTRONIX, INC.

                                       By  CARL W. NEUN
                                           -------------------------------------
                                           Carl W. Neun, Senior Vice President
                                           and Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement has been signed by the following persons on the 19th day of April, 1999, in the capacities indicated.


Signature                                                 Title
---------                                                 -----

Principal Executive Officer:

*JEROME J. MEYER                       Chairman, Chief Executive Officer and
----------------------------------     President
 Jerome J. Meyer


Principal Financial and Accounting Officer:


CARL W. NEUN                           Senior Vice President and Chief Financial
----------------------------------     Officer
Carl W. Neun


Directors:

*PAULINE LO ALKER                      Director
----------------------------------
 Pauline Lo Alker

*A. GARY AMES                          Director
----------------------------------
 A. Gary Ames

*GERRY B. CAMERON                      Director
----------------------------------
 Gerry B. Cameron

*PAUL C. ELY, JR.                      Director
----------------------------------
 Paul C. Ely, Jr.

*A.M. GLEASON                          Director
----------------------------------
 A.M. Gleason

*DAVID N. CAMPBELL                     Director
----------------------------------
 David N. Campbell

*MERRILL A. McPEAK                     Director
----------------------------------
 Merrill A. McPeak

*WILLIAM D. WALKER                     Director
----------------------------------
 William D. Walker

*By  CARL W. NEUN
----------------------------------
     Carl W. Neun
     Attorney-in-Fact

                                  EXHIBIT INDEX


  Exhibit
  Number    Description
  ------    -----------

    *1      Form of Underwriting Agreement.

     4A Form of Indenture dated as of November 16, 1987 between Tektronix and Citibank, N.A., as successor Trustee. Incorporated by reference to Exhibit 4A of the registrant's registration statement on Form S-3, File No. 33-18658.

     4B Form of First Supplemental Indenture between Tektronix and Citibank, N.A., as successor Trustee. Incorporated by reference to Exhibit 4B of the registrant's registration statement on Form S-3, File No. 33-59648.

   **4C Instrument of Appointment and Acceptance of Successor Trustee, dated April 14, 1995 among Tektronix, First Trust of New York, N.A. and Citibank, N.A.

     4D Restated Articles of Incorporation, as amended, of Tektronix. Incorporated by reference to Exhibit (3) to Tektronix' Form 10-Q filed October 9, 1998 for the quarter ended August 28, 1998. SEC File No. 1-4837.

     4E Bylaws, as amended, of Tektronix. Incorporated by reference to Exhibit (3) to Tektronix' Form 10-Q filed April 5, 1996 for the 13 weeks ended February 25, 1995. SEC File No. 1-4837.

     4F Rights Agreement, dated August 16, 1990, between Tektronix and First Chicago Trust Company of New York. Incorporated by reference to Tektronix' Current Report on form 8-K dated August 16, 1990.

   **5      Opinion of Stoel Rives LLP.


     12     Statement of Computation of Ratios.


    *23A    Consent of Deloitte & Touche LLP.

   **23B    Consent of Stoel Rives LLP. (See Exhibit 5).

   **24     Powers of Attorney.

   **25     Statement of Eligibility of Trustee.


--------------

     * To be filed by amendment or under a Current Report on Form 8-K.

    ** Previously filed.